Exhibit 10.1

FIRST AMENDMENT AND CONSENT
CREDIT AGREEMENT

THIS FIRST AMENDMENT AND CONSENT to Credit Agreement (this “Amendment”) is entered into this 11th day of April 2014, by and between JPMORGAN CHASE BANK, N.A. (“Lender”) and MESA LABORATORIES, INC., a Colorado corporation (“Parent”) and MESA MONITORING, INC., a Colorado corporation (together with Parent, each a “Borrower” and collectively, the “Borrowers”).

RECITALS

A.     Lender and Borrowers have entered into that certain Amended and Restated Credit Agreement dated as of February 14, 2014 (as the same may from time to time be amended, modified, supplemented or restated, the “Credit Agreement”).

B.     Lender has extended credit to Borrowers for the purposes permitted in the Credit Agreement.

C.     Parent would like to acquire certain assets (the “Assets”) of BGI, Incorporated and BGI Instruments, Incorporated, each, Massachusetts corporations (jointly, severally and collectively, “BGI”) pursuant to the terms of that certain Asset Purchase Agreement (the “APA”), to be entered into between BGI, the shareholders of BGO and Parent regarding same (the “BGI Asset Purchase”), which APA shall be on substantially the same terms as the draft APA provided to Lender, entitled “Mesa Draft 3/13/14” (the “Draft APA”).

D.     Borrowers have also requested that Lender amend the Credit Agreement to (i) extend a Term Loan to Borrowers, (ii) extend the Revolving Maturity Date and (iii) make certain other revisions to the Credit Agreement as more fully set forth herein

E.     Lender has agreed to so amend the Credit Agreement and consent to the BGI Asset Purchase, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.     Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Credit Agreement.

2.     Amendments to Credit Agreement.

2.1     The definition of Revolving Maturity Date in Section 1.01 of the Credit Agreement is hereby amended, in part, to delete the date “February 29, 2015” and replace it with the date, “June 30, 2017”, therein.

2.2     The definition of LIBOR Margin in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“LIBOR Margin” means, (a) with respect to Revolving Loans, when the ratio of Funded Debt to EBITDA (measured on a trailing four quarter basis) with respect to Parent and its Subsidiaries on a consolidated basis, is:

(a) less than 1.0 to 1.0, one and one-quarter percent (1.25%);

(b) greater than or equal to 1.0 to 1.0, but less than 1.5 to 1.0, one and one-half percent (1.5%);

(c) greater than or equal to 1.5 to 1.0, but less than 2.0 to 1.0, one and three-quarters percent (1.75%); and

(d) greater than or equal to 2.0 to 1.0, two percent (2.0%).

Notwithstanding anything to the contrary in the foregoing, through and including the date on which Lender receives financial statements and financial covenant information from Parent for the period ending June 30, 2014, the LIBOR Margin will be one and three-quarters percent (1.75%), and (b) with respect to the Term Loan, 2.0% at all times.”

2.3     New definitions of “Term Loan” and “Term Loan Maturity Date” are hereby added to Section 1.01 of the Credit Agreement, in their proper alphabetical order, as follows:

“Term Loan” means the Loan made pursuant to Section 2.03.

“Term Loan Maturity Date” is April 15, 2017; provided however, that is the BGI Asset Purchase does not close by April 22, 2014, the Term Loan Maturity Date will be April 22, 2014; and provided, further, however, that if such date is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

2.4     Section 2.03 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.03     Term Loan.    (a) Subject to the terms and conditions set forth herein, Lender agrees to make a term loan (the “Term Loan”) on the Effective Date to Borrowers in the original principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00).

(b) The Term Loan will at all times be a Eurodollar Loan, with either a one-month or three-month Interest Period (as elected pursuant to Section 2.07 hereof).

(c) Borrowers shall repay the principal amount of the Term Loan in 11 consecutive equal quarterly installments of principal in the amount of $750,000 (based on a 5-year amortization), plus accrued interest, beginning on July 15, 2014, and on the 15th of each October, January, April and July thereafter, through (but not including) the Term Loan Maturity Date. The final Term Loan payment, due on the Term Loan Maturity Date, shall include the entire remaining principal balance of such Term Loan, plus all accrued but unpaid interest thereon. No payment with respect to the Term Loan may be reborrowed.”

2.6     Section 2.07 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“2.07 Interest Elections. (a) Borrowers may elect to convert each Revolving Loan to a different Type or to continue each Revolving Loan, and, in the case of a Eurodollar Loan, may elect Interest Periods therefore, all as provided in this paragraph. Borrowers may elect different options with respect to different portions of the affected Revolving Loan. Borrowers may elect Interest Periods (of one month or three months, only) for the Term Loan, all as provided in this paragraph.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if such Borrower were requesting a Revolving Loan of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to Lender of a written Interest Election Request in a form approved by Lender and signed by such Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.04:

(i) the Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions of a Revolving Loan, the portions thereof to be allocated to each resulting Revolving Loan (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Loan);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether a resulting Revolving Loan is to be a CB Loan or a Eurodollar Loan; and

(iv) if the resulting Loan is a Eurodollar Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Loan but does not specify an Interest Period, then a Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period any such Revolving Loan shall be converted to a CB Loan and the Borrower shall be deemed to have selected an Interest Period for the Term Loan of one month’s duration.

Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Lender so notifies Borrowers, then, so long as an Event of Default is continuing (A) no outstanding Revolving Loan may be converted to or continued as a Eurodollar Loan and (B) unless repaid, each Eurodollar Revolving Loan shall be converted to a CB Loan at the end of the Interest Period applicable thereto and the Term Loan shall be automatically deemed to have an Interest Period of one month’s duration.”

2.7     Subsection (a) of Section 2.10 is hereby amended, in part, to add the following to the end of such subsection: “Borrowers hereby unconditionally promise to pay to Lender the then unpaid principal amount of the Term Loan on the Term Loan Maturity Date.”

2.8     Subsection (a) of Section 2.11 is hereby amended, in part, to delete the word “Revolving” prior the word “Loan”, therein.

2.9     Section 5.09 of the Credit Agreement is hereby amended, in part to add the following after the first sentence thereof: “The proceeds of the Term Loan will be used solely to support acquisition financing and to repay certain outstanding Revolving Loans.”

2.10     Borrowers’ Compliance Certificate is hereby amended as set forth on Exhibit A hereto.

3.     Subsection (a) of Section 5.11 is hereby amended, in part, to delete the number “1.5” in the numerator of the Fixed Charge Coverage Ratio and replace it with the number “1.35”, therein.

4.     Consent. Subject to the terms hereof, Lender hereby consents to the BGI Asset Purchase.

4.1     Parent will deliver to Lender, any material revisions to such APA from the Draft APA, as soon as available. Any material changes in the APA from the terms set forth in the Draft APA, including, without limitation, the aggregate purchase price for the Assets, must be approved in writing by Lender.

4.2     Parent will also deliver to Lender:

4.2.1     Lien searches conducted by Parent with regard to the Assets, and, if applicable, on or prior to the closing of the BGI Asset Purchase, releases of Liens that are not Permitted Encumbrances, which are satisfactory to Lender in all respects.

4.2.2     no later than 5 days following execution thereof, copies of a fully-executed APA;

4.2.3     landlord waivers, in a form acceptable to Lender, executed by the landlords for all leases assumed as part of the BGI Asset Purchase; and

4.2.4     at the closing of the BGI Asset Purchase, an executed Assignment of Representations, Warranties, Covenants and Indemnities, in form acceptable to Lender in all respects.

5.     Limitation of Amendments and Consent.

5.1     The amendments set forth in Section 2 and consent set forth in Section 3, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Lender may now have or may have in the future under or in connection with any Loan Document.

5.2     This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

6.     Representations and Warranties. To induce Lender to enter into this Amendment, Borrowers hereby represent and warrant, jointly and severally, to Lender as follows:

6.1     Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing and could not reasonably be expected to result from the BGI Asset Purchase;

6.2     The ratio of pro-forma Funded Debt (reflecting the anticipated Funded Debt after the BGI Asset Purchase) to EBITDA, as calculated on a consolidated basis for Parent and its Subsidiaries on a trailing four quarter basis (excluding EBITDA of BGI for such periods), is not more than 2.0 to 1.0.

6.3     Borrowers each have the power and authority to execute and deliver this Amendment and to perform its obligations under the Credit Agreement, as amended by this Amendment;

6.4     The organizational documents of Borrowers delivered to Lender on the Effective Date or Restatement Date, as applicable, remain true, accurate and complete and have not been amended, supplemented or restated, and are and continue to be in full force and effect;

6.5     The execution and delivery by Borrowers of this Amendment and the performance by Borrowers of their obligations under the Credit Agreement, as amended by this Amendment, have been duly authorized;

6.6     The execution and delivery by Borrowers of this Amendment and the performance by Borrowers of their obligations under the Credit Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrowers, (b) any contractual restriction with a Person binding on Borrowers, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrowers, or (d) the organizational documents of Borrowers;

6.7     The execution and delivery by Borrowers of this Amendment and the performance by Borrowers of their obligations under the Credit Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

6.8     This Amendment has been duly executed and delivered by Borrowers and is the binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

7.     Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.     Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Lender of this Amendment by each party hereto, along with all other documents required to be executed in connection herewith and (b) Borrowers’ payment of all of Lender’s expenses, including attorney’s fees in connection herewith.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWERS:

MESA LABORATORIES, INC., a Colorado corporation

By
Name:
Title:

MESA MONITORING, INC., a Colorado corporation

By
Name:
Title:

LENDER:

JPMORGAN CHASE BANK, N.A.

By
Name:
Title: